Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2001 relating to the which appears in Chordiant Software, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

 PricewaterhouseCoopers LLP

  /s/ PricewaterhouseCoopers LLP

San Jose, CA

February 27, 2002